SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             JPS TEXTILE GROUP, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


               Delaware                                 57-0868166
----------------------------------------    ------------------------------------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


        555 N. Pleasantburg Drive                          29607
                Suite 202                                ----------
        Greenville, South Carolina                       (Zip Code)
 ----------------------------------------
 (Address of principal executive offices)


      If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. [ ]

      If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.[X]

SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO WHICH THIS FORM RELATES:

                       ----------------------------------
                                 (If applicable)

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

       Title of each class                     Name of each exchange on which
       to be so registered                     each class is to be registered
       -------------------                     ------------------------------

            Not Applicable                            Not Applicable


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                     Common Stock, $.01 par value per share
                     --------------------------------------
                                (Title of class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

GENERAL

      On August 1, 1997 (the "Petition Date"), JPS Textile Group, Inc. ("JPS") commenced a voluntary reorganization case (Case No. 97-45133) under chapter 11 of title 11, United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), and filed with the Bankruptcy Court a joint plan of reorganization for JPS (as further amended or modified, the "Plan of Reorganization") proposed by JPS and JPS Capital Corp. ("JPS Capital"), a wholly-owned non-debtor subsidiary of JPS. None of JPS's subsidiaries, including JPS Capital, has commenced a case under the Bankruptcy Code. From the Petition Date and through October 9, 1997, the effective date of the Plan of Reorganization (the "Effective Date"), JPS continued to operate its business and manage its properties as a debtor in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

      Pursuant to the Plan of Reorganization, on the Effective Date JPS, among other things, filed with the Delaware Secretary of State a Restated Certificate of Incorporation substantially in the form of Exhibit B to the Plan of Reorganization (the "Certificate of Incorporation"), under which the authorized capital stock of JPS as of the Effective Date consists of 25,000,000 shares divided into the following two classes: (1) 22,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"); and (2) 3,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"). This registration statement on Form 8-A pertains only to the Common Stock. Pursuant to the Plan of Reorganization, on the Effective Date, JPS issued (a) to holders of JPS's then outstanding debt securities (among other things) an aggregate of 9,925,000 shares of Common Stock, and (b) to certain of JPS's senior executives, approximately 75,000 shares of Common Stock(1). No Preferred Stock was issued on the Effective Date.


----------------
1. The Plan of Reorganization also provided for distributions on the Effective Date to holders of JPS's 10.85% Notes and 10.25% Notes (each as defined in the Plan of Reorganization) of $14 million in cash and $34 million in aggregate principal amount (subject to adjustment on the maturity date) of Contingent Payment Notes issued by JPS Capital on the Effective Date. On the
Effective Date, JPS's Old Senior Preferred Stock, Old Junior Preferred Stock
                                                                  (continued...)

COMMON STOCK

      The Amended and Restated By-laws of JPS, substantially in the form of Exhibit A to the Plan of Reorganization, which were adopted by JPS on the Effective Date (the "By-Laws"), provide that the holders of shares of Common Stock are entitled to one vote, in person or by proxy, for each share on all matters submitted to a vote of JPS's stockholders. Except as the General Corporation Law of the State of Delaware (the "General Corporation Law") or the Certificate of Incorporation may otherwise provide, the holders of a majority in voting power of the issued and outstanding shares of capital stock of JPS entitled to vote shall constitute a quorum at a meeting of stockholders for the transaction of any business. Under the By-laws, the stockholders present may adjourn the meeting despite the absence of a quorum. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholder. The By-laws provide that directors of JPS are elected by a plurality of the votes of the shares entitled to vote in the election of directors. There is no provision in the Certificate of Incorporation for cumulative voting with respect to the election of directors of JPS. The initial board of directors of JPS consists of the seven persons identified in the Plan of Reorganization, which persons shall serve as directors until the first annual meeting of stockholders of JPS thereafter and until their successors have been duly elected and qualified or until their earlier resignation or removal in accordance with the By-laws. Under the By-laws, any action required or permitted to be taken by the stockholders of JPS may be effected at a duly called annual or special meeting of such stockholders, or may be effected, except as otherwise required by the General Corporation Law or the Certificate of Incorporation, by a consent in writing by such stockholders, setting forth the action so taken. The By-laws provide that except as otherwise provided by the General Corporation Law, special meetings of stockholders of JPS may be called only by the Board of Directors or by stockholders holding together at least 25% in voting power of all the shares of JPS entitled to vote at the meeting. Under the By-laws, subject to the provisions of the General Corporation Law and the Certificate of Incorporation, dividends on the shares of capital stock of JPS may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property or in shares of stock of JPS, unless otherwise provided by the General Corporation Law or the Certificate of Incorporation. The shares of Common Stock

-------------------
1. (...continued)
and Old Common Stock (each as defined in the Plan of Reorganization) were cancelled. In addition, warrants to purchase up to 5% of the Common Stock were issued by JPS to holders of Old Senior Preferred Stock.

have no preemptive or conversion rights, redemption rights or sinking fund provisions and are not subject to calls, assessments or rights of redemption by JPS.

       The Plan of Reorganization requires that JPS use its best efforts to cause the Common Stock to be listed on a national securities exchange or the Nasdaq National Market System. JPS has made application for inclusion of the Common Stock on the Nasdaq National Market System.



ITEM 2.     EXHIBITS.


EXHIBIT
NUMBER      Description
------      -----------

1.1         Form of Common Stock Certificate (filed herewith).

1.2 Form of the Restated Certificate of Incorporation of JPS, to be filed with the Secretary of State of the State of Delaware and to become effective as of the Effective Date (incorporated herein by reference to Exhibit 2.1 of JPS's Current Report on Form 8-K filed on July 2, 1997 (File No. 33-27038)).

1.3 Form of the Amended and Restated By-laws of JPS to become effective as of the Effective Date (incorporated herein by reference to Exhibit 2.1 of JPS's Current Report on Form 8-K filed on July 2, 1997 (File No. 33-27038)).

1.4 Joint Plan of Reorganization of JPS Textile Group, Inc. and JPS Capital Corp. Under Chapter 11 of the Bankruptcy Code dated August 1, 1997 (the "Joint Plan") (incorporated herein by reference to Exhibit A to Exhibit 2.1 of JPS's Current Report on Form 8-K filed on July 2, 1997 (Case No. 97-45133)).

1.5 Technical and Conforming Amendment to the Joint Plan dated September 4, 1997 (filed herewith).

                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement on Form 8- A to be signed on its behalf by the undersigned, thereto duly authorized.


                                        JPS TEXTILE GROUP, INC.

                                        By: /s/ David H. Taylor
                                           ------------------------------------
                                        Name:  David H. Taylor
                                        Title: Executive Vice President -
                                                 Finance and Secretary


Date:  December 10, 1997